Exhibit 10.44

                          Intraop Medical Corporation
                          ---------------------------




November 19, 2007

John Powers
29036 Ridgeview Dr.
Laguna Niguel, CA 92677


Dear John,

IntraOp Medical Corporation ("IntraOp" or the "Company") is pleased to offer you the position of CEO. Your base salary shall be $185,000 per year which is the equivalent of $7,708.33 per semi-monthly pay period. You shall also have incentive bonus compensation equal up to 100% of you base salary based upon goals determined by you and the Board of Directors. You shall be eligible for a salary increase annually as determined by the Board of Directors, which in no event shall be less than the lesser of i) 5% or ii) the percentage change during the previous year in the Consumer Price Index for Urban Wage Earners and Clerical Workers (CPI-W) for the Los Angeles, Riverside and Orange County Area, not seasonally adjusted, as published by the Bureau of Labor Statistics (www.bls.gov/cpi; as to such index, at any particular time, the "CPI Index"). You will work from your home office, or from an office in Orange County, CA (which office shall be set up and maintained at Company's expense), and commute to the Company's headquarters located at 570 Del Rey Avenue, Sunnyvale, CA 94085 or to customer locations, at least ten days per month, and report to the Board. The Company will reimburse you for any reasonable and necessary travel expenses associated with your commute. As you are working initially from home, no relocation package will be included in this offer.

You shall, subject to approval by the Compensation Committee of the Board of Directors, be eligible to receive 18,330,000 options (5% of the company's fully-diluted shares) to purchase the Company's Common Stock (the "Option"), with an exercise price per share of equal to the fair market value of the company's stock on the date of the grant. The vesting period shall be over 48 months with vesting of 6.25% every three months. The Option shall also include a change of control component that immediately vests half of your then outstanding unvested options in the event that any of the following occurs within eighteen months of your start date: i) the Company and/or substantially all its assets is/are purchased, ii) the Company is subject to a merger or other event whereby 50% or more of the ownership interest in the Company is transferred or issued to any person or entity that is not a majority owner of the Company as of the start date, or iii) the Company and/or its assets are involved in a merger, leveraged buy-out, refinancing or other transaction that results in at least a 25% reduction in its net worth. You shall be fully vested in your options if any of the foregoing events occurs after eighteen months of your start date. This Option will be issued in accordance with the terms and conditions of the Stock Option Plan.

Additionally, you shall receive 6 months of your base pay as severance if your employment is terminated for any reason other than for cause or resignation after your start date, together with any then-accrued paid vacation and a pro-rated bonus. Your start date shall be upon the date of acceptance of this offer, upon which acceptance you will receive a signing bonus of $64,000.

In addition to participating in benefits that the Company offers to its executive officers from time to time, you are also eligible for the Company's benefits program which currently includes, without limitation:

     o    4 weeks of paid Vacation time
     o    Sick time
     o    10 paid Holidays
     o    Health insurance
     o    Dental insurance
     o    Vision insurance
     o    401(k)

                           Intraop Medical Corporation
                     570 Del Rey Avenue, Sunnyvale, CA 94085
                                                                     Page 1 of 2


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Should you accept this offer, your employment with IntraOp will not be for a specified term and may be terminated with or without cause upon written notice by you or by the Company at any time, for any reason or no reason, provided however that you shall be paid any severance and other compensation provided in this offer and applicable to such termination. Any contrary representations or agreements which may have been made to you are superseded by this offer.

This offer is contingent upon the result of background checks and satisfactory proof of your right to work in the United States. To accept this offer, please sign below and return this letter and the Company's Proprietary Information and Inventions Agreement to me at the Company's offices.

We look forward to having you join the team!

Sincerely,

IntraOp Medical Corporation

/s/ Oliver Janssen
---------------------------------------
Oliver Janssen
Chairman - Board of Directors


Accepted on November 19 , 2007


/s/ John Powers
---------------------------------------
John Powers


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